Exhibit 5.1

September 30, 2016

Rice Energy Inc.

2200 Rice Drive

Canonsburg, Pennsylvania 15317

Re:     Registration Statement No. 333-202054; Issuance of 46,000,000 shares of common stock

Ladies and Gentlemen:

We have acted as counsel to Rice Energy Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 46,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), including up to 6,000,000 Shares to be issued pursuant to the exercise of the underwriters’ option to purchase additional Shares. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 12, 2015 (Registration No. 333-202054) (as so filed and as amended, the “Registration Statement”), a base prospectus dated February 12, 2015 included in the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement dated September 26, 2016 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement dated September 26, 2016 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

September 30, 2016

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in the circumstances contemplated by the underwriting agreement filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on September 30, 2016 and the Prospectus, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated September 30, 2016 and to the reference to our firm contained in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP